Exhibit 10.21

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

DATED AS OF [______], 2019

AMONG

ORCHIDS PAPER PRODUCTS COMPANY,

AS DEBTOR AND DEBTOR IN POSSESSION AND AS BORROWER,

THE LENDERS,

AND

BLACK DIAMOND COMMERCIAL FINANCE, L.L.C.,

AS ADMINISTRATIVE AGENT

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5.11.	Regulation U	31
5.12.	Material Agreements	31
5.13.	Compliance With Laws	32
5.14.	Ownership of Properties	32
5.15.	Plan Assets; Prohibited Transactions	32
5.16.	Environmental Matters	32
5.17.	Investment Company Act	32
5.18.	Insurance	32
5.19.	No Default	32
5.20.	Anti-Corruption Laws: Sanctions: Anti-Terrorism Laws	32

ARTICLE VI COVENANTS		33

6.1.	Financial Reporting	33
6.2.	Use of Proceeds	35
6.3.	Notice of Material Events	35
6.4.	Conduct of Business	36
6.5.	Taxes	36
6.6.	Insurance	36
6.7.	Compliance with Laws and Material Contractual Obligations	36
6.8.	Maintenance of Properties	37
6.9.	Books and Records; Inspection	37
6.10.	Payment of Obligations	37
6.11.	Indebtedness	37
6.12.	Merger	37
6.13.	Sale of Assets	38
6.14.	Investments	38
6.15.	Acquisitions	38
6.16.	Liens	38
6.17.	Affiliates	39
6.18.	Sale and Leaseback Transactions	39
6.19.	Financial Contracts	39
6.20.	Restricted Payments	39
6.21.	[Intentionally omitted.]	40
6.22.	Further Assurances	40
6.23.	OFAC, PATRIOT Act Compliance	40
6.24.	Bankruptcy Related Covenants	41
6.25.	Budgeted Expenses	42

ARTICLE VII DEFAULTS		43

ARTICLE VIII ACCELERATION. WAIVERS. AMENDMENTS AND REMEDIES		46

8.1.	Acceleration: Remedies	46
8.2.	Application of Funds	47
8.3.	Waivers and Amendments	47

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8.4.	Preservation of Rights	48

ARTICLE IX GENERAL PROVISIONS		48

9.1.	Survival of Representations	48
9.2.	Governmental Regulation	48
9.3.	Headings	48
9.4.	Entire Agreement	48
9.5.	Several Obligations: Benefits of this Agreement	48
9.6.	Expenses: Indemnification	49
9.7.	Numbers of Documents	50
9.8.	Accounting	50
9.9.	Severability of Provisions	51
9.10.	Nonliability of Lenders	51
9.11.	Confidentiality	51
9.12.	Nonreliance	52
9.13.	Disclosure	52
9.14.	USA PATRIOT ACT NOTIFICATION	52
9.15.	Relationship with DIP Orders	52

ARTICLE X THE ADMINISTRATIVE AGENT		52

10.1.	Appointment: Nature of Relationship	52
10.2.	Powers	53
10.3.	General Immunity	53
10.4.	No Responsibility for Loans.	53
10.5.	Action on Instructions of Lenders	53
10.6.	Employment of Administrative Agents and Counsel	54
10.7.	Reliance on Documents; Counsel	54
10.8.	Administrative Agent’s Reimbursement and Indemnification	54
10.9.	Notice of Event of Default	55
10.10.	Rights as a Lender	55
10.11.	Lender Credit Decision	55
10.12.	Successor Administrative Agent	56
10.13.	Administrative Agent Fees	56
10.14.	Delegation to Affiliates	56
10.15.	Execution of Collateral Documents	56
10.16.	Collateral Releases	57
10.17.	Documentation Administrative Agent	57
10.18.	No Advisory or Fiduciary Responsibility	57

ARTICLE XI SETOFF; RATABLE PAYMENTS		57

11.1.	Setoff	57
11.2.	Ratable Payments	58

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ARTICLE XII BENEFIT OF AGREEMENT: ASSIGNMENTS; PARTICIPATIONS		58

12.1.	Successors and Assigns	58
12.2.	Participations	59
12.3.	Assignments	60

ARTICLE XIII NOTICES		62

13.1.	Notices; Effectiveness: Electronic Communication	62

ARTICLE XIV COUNTERPARTS; INTEGRATION: EFFECTIVENESS: ELECTRONIC EXECUTION		63

14.1.	Counterparts: Effectiveness	63
14.2.	Electronic Execution of Assignments	64

ARTICLE XV CHOICE OF LAW: CONSENT TO JURISDICTION: WAIVER OF JURY TRIAL		64

15.1.	CHOICE OF LAW	64
15.2.	CONSENT TO JURISDICTION	64
15.3.	WAIVER OF JURY TRIAL	64
15.4.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	64

SCHEDULES

SCHEDULE 1	–	Commitments
SCHEDULE 4.1(i)	_	Pending or Threatened Actions
SCHEDULE 5.8	–	Subsidiaries
SCHEDULE 5.14	–	Properties
SCHEDULE 6.11	–	Indebtedness
SCHEDULE 6.14	–	Investments
SCHEDULE 6.16	–	Liens

EXHIBITS

EXHIBIT A	–	Form of Compliance Certificate
EXHIBIT B	–	Form of Assignment and Assumption Agreement
EXHIBIT C-l	–	Form of Borrowing Notice
EXHIBIT C-2	–	Form of Payment Notice

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SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

This Senior Secured Superpriority Debtor-in-Possession Credit Agreement (this “Agreement”), dated as of _______, 2019, is among Orchids Paper Products Company, a Delaware corporation, as Debtor and Debtor in Possession, the Lenders that are party hereto, and Black Diamond Commercial Finance, L.L.C., a Delaware limited liability company, as Administrative Agent.

PRELIMINARY STATEMENTS

On April 1, 2019 (the “Petition Date”), the Borrower and certain of its Domestic Subsidiaries commenced chapter 11 case no.19-10729, et seq. (the “Chapter 11 Cases”) by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code, with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Borrower and such Domestic Subsidiaries continue to operate their businesses and manage their properties as debtors and debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code; and

The Borrower has requested that the Lenders provide a revolving credit facility and the Lenders have indicated their willingness to lend, in each case on the terms and conditions set forth herein.

AGREEMENT

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means BDCF in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

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“Advance” means a borrowing hereunder of Loans made by some or all of the Lenders on the same Borrowing Date.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Guarantor would cause a Deemed Dividend Problem.

“Affected Lender” is defined in Section 2.16.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 25% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to Section 2.6. As of the date of this Agreement, the Aggregate Commitment is $11,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Senior Secured Superpriority Debtor-in-Possession Credit Agreement, as it may be amended or modified and in effect from time to time. The term “Agreement” includes all Schedules and Exhibits attached hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Pledge Percentage” means 100% but 65% in the case of a pledge by the Borrower or any Domestic Subsidiary of its equity interests in an Affected Foreign Subsidiary.

“Applicable Rate” means, for any day, a rate per annum equal to twelve percent (12%).

“Approved Budget” has the meaning specified in Section 6.25.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the President, Chief Executive Officer, Chief Financial Officer, Interim Chief Strategy Officer and Secretary of the Borrower, acting singly.

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“Available Commitment” means, at any time, the Aggregate Commitments then in effect minus the aggregate Loans outstanding at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11, United States Code.

“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.

“BDCF” means Black Diamond Commercial Finance, L.L.C., a Delaware limited liability company, in its individual capacity, and its successors.

“Borrower” means Orchids Paper Products Company, a Delaware corporation, as debtor and debtor in possession.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.7.

“Business Day” means (i) with respect to any borrowing or payment, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York, for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Carve Out Trigger Notice” means written notice from the Administrative Agent to the Borrower, its lead counsel, the U.S. Trustee and lead counsel to the Creditors’ Committee of the occurrence and during the continuance of an Event of Default.

“Case Professionals” means Persons or firms retained by the Borrower or the Creditors’ Committee or other statutory committee appointed in the Chapter 11 Cases pursuant to sections 327, 363 and 1103 of the Bankruptcy Code.

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“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000, provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest and (v) shares of money market mutual funds that are rated at least “AAAm” or “AAAG” by S&P or “P-1” or better by Moody’s.

“Change” as used in Article III of this Agreement, means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender.

“Chapter 11 Cases” has the meaning provided in the recitals to this Agreement.

“Closing Date” means [_____], 2019.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means any and all Property in which a security interest or Lien is or is required to be granted to secure the Obligations, and any and all other Property now existing or hereafter acquired that may be or become subject to a security Interest or Lien to secure the Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Mexico Collateral Documents, and all other agreements, instruments and documents that are intended to create, perfect or evidence Liens upon the Collateral as security for payment of the Obligations, including without limitation, all other security agreements, pledge agreements, financing statements, Mortgages, assignments and deeds of trust, whether heretofore, now, or hereafter executed by the Loan Parties or any of their Subsidiaries and delivered to the Administrative Agent.

“Commitment” means, for each Lender, the obligation, if any, of such Lender to make Loans to the Borrower, expressed as an amount representing the maximum possible aggregate principal amount of such Lender’s Loans outstanding hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 1, as it may be modified (i) pursuant to Sections 2.6, (ii) as a result of any assignment that has become effective pursuant to Section 12.3(c), or (iii) otherwise from time to time pursuant to the terms hereof. As of the date of this Agreement, the aggregate amount of the Lenders’ Commitments is $11,000,000.

“Commitment Fee” is defined in Section 2.4.

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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1, et seq.), as amended from time to time, and any successor statute.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Credit Extension” means the making of an Advance.

“Creditors’ Committee” means any official committee of creditors formed, appointed or approved in the Chapter 11 Cases pursuant to the Bankruptcy Code.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Borrower or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such deemed repatriation causing materially adverse tax consequences to the Borrower or such parent Domestic Subsidiary, in each case as determined by the Borrower in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Deposits” is defined in Section 11.1.

“DIP Orders” means and refers to the Interim Borrowing Order and the Final Borrowing Order.

“Dollar” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Borrower incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

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“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Eligible Assignee” means any Person except a natural Person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) personal injury or property damage relating to the release or discharge of Hazardous Materials, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

6

“EU” means the European Union.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” is defined in Article VII.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation, and the Administrative Agent, (i) Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on it, by the respective jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or is organized or in which its principal executive office is located or, in the case of a Lender, in which such Lender’s applicable Lending Installation is located, (ii) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to the laws in effect at the time such Non-U.S. Lender becomes a party to this Agreement or designates a new Lending Installation, except in each case to the extent that, pursuant to Section 3.2(a), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Installation, or is attributable to the Non-U.S. Lender’s failure to comply with Section 3.2(f), and (iii) any U.S. federal withholding taxes imposed by FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Termination Date” means September 30, 2019, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

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“Federal Funds Effective Rate” means, for any day, the greater of (a) zero percent (0.0%) and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day's federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Central time) on such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” is defined in Section 10.13.

“Final Borrowing Order” means an order of the Bankruptcy Court which order shall be in form, scope and substance acceptable to the Borrower, the Administrative Agent and the Required Lenders, which, among other matters but not by way of limitation, authorizes the Borrower to obtain credit, incur (or guaranty) Obligations, grant Liens under this Agreement, the other Loan Documents, and the DIP Orders, and provides for the super priority of the Administrative Agent’s and the Lenders’ claims, which order is a Final Order.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

“Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction not located in the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

“Guarantor” means (i) Orchids Mexico (DE) Holdings, LLC, a Delaware limited liability company, (ii) Orchids Mexico (DE) Member, LLC, a Delaware limited liability company, (iii) the Mexico Subsidiary, (iv) Orchids South Carolina and (v) each Subsidiary that is a party to the Guaranty, either on the date hereof or pursuant to the terms of Section 6.22, and their respective successors and assigns.

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“Guaranty” means that certain Guaranty or Guaranties dated as of the Closing Date executed by each of the Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, as amended, restated, ratified, supplemented or otherwise modified, renewed or replaced from time to time pursuant to the terms hereof and thereof.

“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed* secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations as an account party with respect to standby and commercial Letters of Credit, (viii) Contingent Obligations of such Person, (ix) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, and (x) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Interim Borrowing Order” means an order entered by the Bankruptcy Court, in form, scope and substance as may be acceptable to the Borrower, the Administrative Agent and the Required Lenders, authorizing, on an interim basis, inter alia the Borrower to obtain credit and incur (or guaranty) Obligations, granting Liens to secure the Obligations, and providing for the super priority of the Administrative Agent’s and the Lenders’ claims.

“Interim Chief Strategy Officer” means Richard Infantino, individually, and his firm, Deloitte Transactions and Business Analytics LLP.

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“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificate of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Investment Banker” means Houlihan Lokey Capital, Inc.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof (in the case of the Administrative Agent) or on its Administrative Questionnaire (in the case of a Lender) or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.14.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1(a).

“Loan Documents” means this Agreement, the Collateral Documents, the Guaranty, any Note or Notes executed by the Borrower in connection with this Agreement and payable to a Lender, and any other document or agreement, now or in the future, executed by the Borrower for the benefit of the Administrative Agent or any Lender in connection with this Agreement.

“Loan Party” or “Loan Parties” means, individually or collectively, the Borrower and the Guarantors.

“M3 Purported Liens” means the purported mechanic’s and/or other liens recorded and otherwise asserted by M3 Construction, Inc. against the Property owned by Orchids South Carolina, as set forth in that certain Complaint filed by M3 Construction, Inc. against the Borrower and Orchids South Carolina, among others, in the Court of Common Pleas, State of South Carolina, County of Barnwell, Case No. 2019CP0600014.

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“Material Adverse Effect” means a material adverse effect on (a) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes in the price or trading volume of the Borrower’s common stock; (ii) the announcement of the transactions contemplated by this Agreement; (iii) the announcement of the transactions contemplated by the Sale Motion; or (iv) the commencement or pendency of the Chapter 11 Cases.

“Mexico Asset Purchase Transaction” means the purchase of assets by the Mexico Subsidiary pursuant to that certain Asset Purchase Agreement dated as of May 5, 2014 by and among Orchids Mexico (DE) Holdings, LLC, Fabrica De Papel San Francisco, S.A. DE L.V. and Borrower.

“Mexico Collateral Documents” means all documents reasonably required by Administrative Agent for the Administrative Agent to receive a first perfected lien or security interest in the ownership interests of the Mexico Subsidiary.

“Mexico Lease Agreement” means that certain Equipment Lease Agreement dated June 3, 2014, by and between the Mexico Subsidiary, as lessor, and Fabrica de Papel San Francisco, S.A. de C.V., as Lessee, as such equipment lease agreement is modified or amended from time to time.

“Mexico Subsidiary” means OPP Acquisition Mexico, S. de R.L. de C.V., a Limited Liability Company of Variable Capital (Sociedad de Responsabilidad Limitada de Capital Variable).

“Mexico Supply Agreement” means that certain Product Supply Agreement dated as of June 3, 2014, by and between Borrower, as customer, and Fabrica de Papel San Francisco, S.A. de C.V., as supplier, as such Product Supply Agreement is modified or amended from time to time.

“Mexico Trademark Agreement” means that certain Trademark License Agreement dated June 3, 2014 by and among Fabrica de Papel San Francisco, S.A. de C.V., and Golden Gate Paper Company, Incorporated, a California corporation, as licensors, and Borrower and Mexico Subsidiary, as licensees.

“Mexico Transaction” means the purchase of assets by the Mexico Subsidiary under the Mexico Asset Purchase Transaction and the closing of the Mexico Supply Agreement and the Mexico Lease Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on real property of a Loan Party, including, without limitation, the Oklahoma Mortgage and the South Carolina Mortgage and further including any amendment, modification or supplement thereto.

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“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” is defined in Section 2.11(d).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Rate Management Obligations provided to the Borrower or any Subsidiary by the Administrative Agent or any other Lender or any Affiliate of any of the foregoing, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent or any indemnified party arising under the Loan Documents; provided, that “Obligations” shall exclude all Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Oklahoma Mortgage” means that certain first priority Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases, dated as of the Closing Date, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Orchids South Carolina” means Orchid Paper Products Company of South Carolina, a Delaware corporation.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its Loans outstanding at such time.

“Participant” is defined in Section 12.2(a).

“Participant Register” is defined in Section 12.2(c).

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“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Date” means the first (1st) day of each month, provided, that if such day is not a Business Day, the Payment Date shall be the immediately preceding Business Day.

“Payment Notice” is defined in Section 2.6.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any ERISA Affiliate may have any liability.

“Plan of Reorganization” means a plan filed in the Chapter 11 Cases pursuant to chapter 11 of the Bankruptcy Code.

“Prepayment Price” is defined in Section 2.4.

“Pre-Petition Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 25, 2015 by and among the Borrower, as borrower, the Guarantors, as guarantors, Ankura Trust Company, as administrative agent (as successor to U.S. Bank National Association) and the Lenders, as amended, restated, replaced and/or modified from time to time.

“Pre-Petition Liabilities” means the “Obligations” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Loan Documents” means the “Loan Documents” as defined in the Pre-Petition Credit Agreement.

“Professional Fee Carve Out” shall mean a carve out from the Collateral securing the Obligations under the Loan Documents to ensure payment of the following claims, expenses and costs: (i) all fees required to be paid to the Clerk of the Bankruptcy Court; (ii) all statutory fees payable to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6) and 28 U.S.C. § 156(c); (iii) all accrued and unpaid fees, disbursements, costs and expenses earned or incurred by Case Professionals to the extent allowed at any time, on or after the Petition Date through and including the date of service by the Administrative Agent of a Carve Out Trigger Notice, as limited by the respective Approved Budget amounts for each Case Professional or category of Case Professionals through the date of service of said Carve Out Trigger Notice, whether allowed by the Bankruptcy Court prior to or after delivery of a Carve Out Trigger Notice less the amount of pre-petition retainers received by such Case Professionals; and (iv) all accrued and unpaid fees, disbursements, costs and expenses earned or incurred by the Case Professionals after the date of service of a Carve Out Trigger Notice and not otherwise covered by clause (iii) above, to the extent allowed at any time, in an aggregate amount not to exceed $500,000, less the amount of pre-petition retainers received by such Case Professionals and not applied to the fees, disbursements, costs and expenses set forth in clause (iii) above. The Professional Fee Carve Out shall be reduced on a dollar for dollar basis by any payments of fees or expenses by the Case Professionals.

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“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitments, provided, however, if all of the Commitments are terminated pursuant to the terms of this Agreement, then “Pro Rata Share” means the percentage obtained by dividing (i) the principal amount of such Lender’s Loans outstanding at such time by (ii) the principal amount of all Lenders’ Loans outstanding at such time.

“Purchasers” is defined in Section 12.3(a).

“Rate Management Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Register” is defined in Section 12.3(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reports” is defined in Section 9.6(a).

“Required Lenders” means (i) if only one or two Lenders are party to this Agreement, Lenders holding 100% of the Aggregate Commitments or (ii) if three or more Lenders are party to this Agreement, Lenders in the aggregate having greater than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding greater than 50% of the Aggregate Outstanding Credit Exposure.

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“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such equity interest in the Borrower or any Subsidiary thereof.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sale Motion” means that certain motion or series of motions filed by the Borrower in the Chapter 11 Cases and acceptable to the Borrower, the Administrative Agent and the Required Lenders in their respective discretion requesting approval for a Section 363 sale process to sell the Borrower’s business and assets, which shall include a motion seeking authority to establish bidding procedures.

“Sanctioned Country” means, at any time, any country, region or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OF AC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OF AC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

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“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date by and among the Loan Parties (other than the Mexico Subsidiary) and the Administrative Agent, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time pursuant to the terms hereof and thereof.

“South Carolina Mortgage” means that certain Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases, dated as of the Closing Date, executed by Orchids South Carolina in favor of Administrative Agent for the benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Stated Rate” is defined in Section 2.17.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more Of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower,

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 5% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole or Property which is responsible for more than 10% of the Consolidated Net Income of the Borrower and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Counterparty” means, with respect to any swap with the Administrative Agent or any other Lender or any Affiliate of any of the foregoing, any Person or entity that is or becomes a party to such swap.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any swap between the Administrative Agent or any other Lender or any Affiliate of any of the foregoing and one or more Swap Counterparties.

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“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Transferee” is defined in Section 12.3(e).

“Variance Report” means a report prepared by the Borrower’s management reflecting on a line-item basis (a) the Loan Parties’ actual performance compared to (i) the Approved Budget applicable to the immediately preceding week and (ii) the then extant Approved Budget and all prior approved Budgets applicable to the cumulative period on and after the Petition Date through the end of the immediately preceding week, and (b) the percentage variance of the Loan Parties’ actual results from those reflected in the then extant Approved Budget, along with management’s explanation, in reasonable detail, of any material variance.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1.         Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower, provided that, after giving effect to the making of each such Loan, (i) the aggregate principal amount of such Lender’s outstanding Loans shall not exceed its Commitment, and (ii) the aggregate principal amount of all Lenders’ outstanding Loans shall not exceed the lesser of (A) the Aggregate Commitments and (B) the total outstanding DIP borrowings line item in the Approved Budget as of the week ended corresponding to the Borrowing Date. All Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Loans at any time prior to the Facility Termination Date. Unless previously terminated, the Commitments shall terminate on the Facility Termination Date.

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2.2.         Required Payments. (a) If at any time the amount of the aggregate principal amount of outstanding Loans exceeds the Aggregate Commitment, the Borrower shall, within one (1) Business Day after discovery thereof, make a payment on the applicable Loans to the extent necessary to reduce such principal amount to the amount of the Aggregate Commitment. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations under this Agreement and the other Loan Documents shall be paid in full by the Borrower on the Facility Termination Date.

(b)          All cash proceeds (net of reasonable and customary fees and commissions) received by any Loan Party in connection with (i) any payments received by any Loan Party in connection with any insurance or condemnation policy that are not otherwise reinvested or held for reinvestment within a six (6) month period, (ii) any issuance or sale of any equity interests, shares, interest, participations or other equivalents (however designated) of capital stock of any corporation, any and all equivalent ownership (and profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership of profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, (iii) any incurrence of Indebtedness, and (iv) any disposition of assets by any Loan Party, other than Dispositions permitted under Section 6.13(a) and (b) and dispositions under Section 6.13(c) if disposition proceeds do not exceed $250,000, shall, in each case, be used no later than two (2) Business Days after receipt thereof to prepay Loans in an aggregate amount equal to such proceeds.

2.3.         Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4.         Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share (a) a commitment fee (the “Commitment Fee”) at a per annum rate equal to 5.0% on the average daily Available Commitment from the date hereof to and including the Facility Termination Date, payable in arrears on each Payment Date hereafter and on the Facility Termination Date, (b) a closing fee equal to 2.5% of the aggregate principal amount of the Commitments as of the Closing Date, payable on the Closing Date and (c) a fee equal to 2.5% of the aggregate principal amount of the Commitments as of the Closing Date, payable on the Facility Termination Date; provided, however, that the fee set forth in this Section 2.4(c) shall not be payable if (i) the Loans are indefeasibly repaid in full in cash from proceeds of an asset sale pursuant to the Sale Motion on the Facility Termination Date and/or (ii) the Administrative Agent, the Lenders, and/or their Affiliates are the ultimate purchaser in the asset sale pursuant to the Sale Motion on the Facility Termination Date or otherwise.

2.5.         Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $100,000 and incremental amounts in integral multiples of $25,000, provided, however, that any Advance may be in the amount of the Available Commitment.

2.6.         Reduction in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitments of the Lenders in whole, or in part ratably among the Lenders in integral multiples of $1,000,000.00, upon at least five (5) Business Days’ prior written notice to the Administrative Agent by Borrower in the form of Exhibit C-2 (a “Payment Notice”), which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitments of the Lenders may not be reduced below the aggregate principal amount of outstanding Loans. All accrued Commitment Fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

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2.7.         New Advances. The Borrower shall give the Administrative Agent notice in the form of Exhibit C-l (a “Borrowing Notice”), specifying the Borrowing Date, which shall be a Business Day, of such Advance and the aggregate amount of such Advance. Borrower will deliver each Borrowing Notice to the Administrative Agent not later than 10:00 a.m. (Chicago time) three (3) Business Days before the Borrowing Date of each Advance. Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII to be immediately provided to the Borrower on the Borrowing Date. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.8.         Interest Rates. Each Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made at a rate per annum equal to the Applicable Rate for such day.

2.9.         Rates Applicable After Event of Default. Notwithstanding anything to the contrary contained in Section 2.8, during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice from the Administrative Agent to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.3 requiring unanimous consent of the Lenders to changes in interest rates), each Advance shall bear interest at a rate per annum equal to the Applicable Rate in effect from time to time plus 2.0% per annum, provided that, during the continuance of an Event of Default under Section 7.2, the interest rates set forth above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender. After an Event of Default has been waived, the interest rate applicable to Advances shall revert to the rates applicable prior to the occurrence of an Event of Default.

2.10.       Method of Payment; Repayment of Loans.

(a)          Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in Dollars. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 12:00 noon (Chicago time) on the date when due and shall (except as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.

(b)          The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Facility Termination Date.

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2.11.       Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)          The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)          The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)          Any Lender may request that its Loans be evidenced by a promissory note (each, a “Note” and collectively, “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender in a form supplied by the Administrative Agent. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (prior to any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (b) (i) and (ii) above.

2.12.       Interest Payment Dates: Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such Payment Date to occur after the date hereof and on the Facility Termination Date. Interest accrued pursuant to Section 2.9 shall be payable on demand. Interest on all Advances and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Chicago time) at the place of payment.

2.13.       Notification of Advances and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Commitment reduction notice, Borrowing Notice, and repayment notice received by it hereunder.

2.14.       Lending Installations. Each Lender may book its Advances at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

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2.15.       Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.16.       Replacement of Lender. If the Borrower is required pursuant to Sections 3.1 or 3.2 to make any additional payment to any Lender or if any Lender defaults in its obligation to make a Loan or declines to approve an amendment or waiver that is approved by the Required Lenders (any Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Event of Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash at par the Advances and other Obligations due to the Affected Lender under this Agreement and the other Loan Documents pursuant to an assignment substantially in the form of Exhibit B and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1 and 3.2.

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2.17.       Limitation of Interest. The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.17 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.17, even if such provision declares that it controls. As used in this Section 2.17, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest shall accrue shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest which would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.17, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Loan or any other Obligation outstanding hereunder or under the other Loan Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then- outstanding principal balance of the Borrower’s Obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

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ARTICLE III

TAXES

3.1.         Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender, or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy and liquidity). Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented. Notwithstanding the foregoing, the Borrower shall not be required to compensate any Lender pursuant to this Section 3.1 for any shortfall suffered more than 90 days prior to the date that such Lender notifies the Borrower of the Change giving rise to such shortfall and of such Lender’s intention to claim compensation therefor; provided further, that if the Change giving rise to such shortfall is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.2.         Taxes.

(a)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.2) the applicable Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          The Loan Parties shall indemnify the Lenders or the Administrative Agent, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.2) payable or paid by such Lender or the Administrative Agent or required to be withheld or deducted from a payment to such Lender or the Administrative Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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(d)          Each Lender shall severally indemnify the Administrative Agent, within fifteen (15) days after demand therefor, for (i) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)          As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.2, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent and Required Lenders.

(f)           (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.2(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing,

(A)         any Lender that is a United States Person for U.S. federal income Tax purposes shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

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(B)         any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Non-U.S. Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of IRS Form W-8BEN; or

(4)         to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W- 8BEN, IRS Form W-8IMY or IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable.

(C)         any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(E)         For purposes of determining withholding Taxes imposed under FATCA, from and after the date hereof, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471- 2(b)(2)(i).

(iii)         Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.2 (including by the payment of additional amounts pursuant to this Section 3.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)          Each party’s obligations under this Section 3.2 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

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ARTICLE IV

CONDITIONS PRECEDENT

4.1.         Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied:

(a)          The Administrative Agent shall have received executed counterparts of each of this Agreement, the Security Agreement, the Mexico Collateral Documents, the Guaranty and the Mortgages.

(b)          The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c)          [Intentionally omitted.]

(d)          The Administrative Agent shall have received any Notes requested by a Lender pursuant to Section 2.11 payable to the order of each such requesting Lender.

(e)          The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower and each initial Guarantor, the authorization of the transactions contemplated hereby and any other legal matters relating to the Borrower and such Guarantors, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Administrative Agent, the Required Lenders and their respective counsel.

(f)           The Administrative Agent shall have received, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g)          Other than events leading up to and resulting from the commencement of the Chapter 11 Cases, there shall not have occurred a material adverse change (x) in the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), or results of operations of the Borrower and its Subsidiaries taken as a whole, since December 31, 2018 or (y) in the material facts and information regarding such entities as represented to date by such entities to the Administrative Agent or Lenders.

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(h)          The Administrative Agent shall have received evidence of all governmental, equity holder and third party consents and approvals necessary in connection with the contemplated financing and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent or Required Lenders could have such effect.

(i)           Except as set forth in Schedule 4.1(i), no action, suit, investigation or proceeding is pending or, to the knowledge of any officer of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

(j)           [Intentionally omitted.]

(k)          The Administrative Agent shall have received evidence of current insurance coverage in form, scope and substance reasonably satisfactory to the Administrative Agent and Required Lenders and otherwise in compliance with the terms of Sections 5.18 and 6.6.

(l)           The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the initial Loan Parties are organized, and such search shall reveal no Liens on any of the assets of the initial Loan Parties except for (i) the M3 Purported Liens, (ii) Liens permitted by Section 6.16, or (iii) Liens to be discharged on or prior to the Effective Date pursuant to a payoff letter or other documentation satisfactory to the Administrative Agent and Required Lenders.

(m)         Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described herein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.16), shall be in proper form for filing, registration or recordation.

(n)          The Administrative Agent and the Lenders shall have received and reviewed all material so-called “first day” motions, declarations, and other pleadings to be filed in the Chapter 11 Cases, including the Sale Motion, each of which shall be in form and substance reasonably satisfactory to the Borrower, the Administrative Agent and the Required Lenders;

(o)          The Administrative Agent and the Lenders shall have received and reviewed the Approved Budget, which shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders, which shall be attached to the DIP Orders.

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(p)          All motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with the DIP Orders shall be, prior to such filing and submittal, (x) received by the Administrative Agent and the Required Lenders reasonably in advance of filing and (y) in form and substance satisfactory to the Borrower, the Administrative Agent and the Required Lenders. The Interim Borrowing Order shall have been entered, shall be in full force and effect, and neither shall have been reversed, vacated or stayed, or modified without the prior written consent of the Borrower, the Administrative Agent and the Required Lenders, and all other necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be satisfactory to the Administrative Agent and Required Lenders.

(q)          The Bankruptcy Court shall have entered the DIP Orders granting the Administrative Agent and the Lenders under the Pre-Petition Credit Agreement adequate protection of their interests, which orders shall be in form and substance acceptable to the Borrower, the Administrative Agent and the Required Lenders.

4.2.         Each Credit Extension. The Lenders shall not be required to make any Credit Extension unless on the applicable Borrowing Date:

(a)          There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(b)          The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.         Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2.         Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

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5.3.         No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.         Financial Statements. The December 31, 2018 audited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5.         Material Adverse Change. Since the date of the most recent audited financial statements delivered to the Administrative Agent, there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6.         Taxes. The Borrower and its Subsidiaries have filed all United States federal and state income Tax returns and all other material Tax returns which are required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrower and its Subsidiaries, including, without limitation, pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any Taxes or other governmental charges are adequate.

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5.7.         Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8.         Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9.         ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 43 0(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

5.10.       Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11.       Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12.       Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate or limited liability company restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

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5.13.       Compliance With Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.14.       Ownership of Properties. Except as set forth in Schedule 5.14, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent as owned by the Borrower and its Subsidiaries (other than as may have been disposed of in a manner permitted by Section 6.13(a)).

5.15.       Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.       Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded its Property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws and that none of Borrower or any of its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its Property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17.       Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18.       Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice.

5.19.       No Default. No Default or Event of Default has occurred and is continuing.

5.20.       Anti-Corruption Laws: Sanctions: Anti-Terrorism Laws.

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(a)          The Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees is a Sanctioned Person. No Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(b)          Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.         Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:

(a)          Within 120 days after the close of each of its fiscal years, an audit report certified by independent certified public accountants acceptable to the Administrative Agent, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, setting forth in each case in comparative form the figures for the previous fiscal year, and subject only to a going concern qualification.

(b)          Within 45 days after each of its fiscal quarters, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.21) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, setting forth in each case in comparative form the figures from the corresponding fiscal quarter of the previous fiscal year, all certified by its chief financial officer.

(c)          As soon as available, but in any event within 30 days after the end of each month, an inventory report and an accounts receivable aging report, each in form and content acceptable to Administrative Agent.

(d)          Together with the financial statements required under Sections 6.1(b) and (j), a compliance certificate in substantially the form of Exhibit A signed by its chief financial officer showing the calculations necessary to determine compliance with Section 6.21 of this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof and accompanied by a report and analysis of management of Borrower of the financial results for the period covered thereby.

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(e)          Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(f)           Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.

(g)          Such other information (including non-financial information and environmental reports) as the Administrative Agent or any Lender may from time to time reasonably request.

(h)          Any financial statement and other items required to be furnished pursuant to Section 6.1(a), Section 6.1(b), Section 6.1(e) or Section 6.1(f) shall be deemed to have been furnished on the date on which the Lenders receive notice that the Borrower has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Administrative Agent and the Lenders without charge; provided that the Borrower shall give notice of any such filing to the Administrative Agent (who shall then give notice of any such filing to the Lenders). Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Administrative Agent if the Administrative Agent reasonably requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Administrative Agent.

(i)           On or before each of the 1st and 15th day of each month, Borrower shall provide to Administrative Agent and Lenders an updated proposed budget and if Administrative Agent and Lenders in their sole discretion shall approve such updated proposed budget, it shall replace and supersede the then existing Approved Budget. The Administrative Agent and Lenders shall notify Borrower whether such updated proposed budget is acceptable no later than five (5) Business Days after receipt thereof; provided that if no such notice is provided, then the Approved Budget most recently in effect shall remain in effect until the Administrative Agent and the Lenders notify Borrower as to their acceptance of the proposed budget. On or before the third Business Day of each week, Borrower shall provide to Administrative Agent (A) a Variance Report for such week and (B) a certification by the Interim Chief Strategy Officer, that such person has no reason to believe that such Variance Report is incorrect or misleading in any material respect. On or before the second Business Day of each week, Borrower shall provide to Administrative Agent (A) a schedule of professional fees billed since inception and a schedule of professional fees paid since inception and (B) a report on the prior weekly sales by customer, together with a comparison to budgeted sales for such period and a certification by the Interim Chief Strategy Officer that such person has no reason to believe that such comparison is incorrect or misleading in any material respect.

(j)           Within 30 days after the last day of each calendar month, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.21), and a statement of cash flows for the period from the beginning of such fiscal year to the end of such month, setting forth in each case in comparative form the figures from the corresponding month of the previous fiscal year, all certified by its chief financial officer.

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If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

6.2.         Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for domestic working capital purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U). No Borrower will request any Loan, and no Borrower shall use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) in any manner that would result in the violation of any applicable Sanctions, or (iii) in any manner that would cause the Loan to be deemed a “liquidity facility” as such term is used in 12 C.F.R. Part 50.

6.3.         Notice of Material Events. The Borrower will, and will cause each Subsidiary to, give notice in writing to the Administrative Agent and each Lender, promptly and in any event within seven (7) days after an officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:

(a)          any Default or Event of Default;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Affiliate thereof;

(c)          with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(d)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(e)          any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary;

(f)           the material loss of any customer or supplier; and

(g)          any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.

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Each notice delivered under this Section 6.3 shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4.         Conduct of Business. Subject to applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court, the Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5.         Taxes. Subject to applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court, the Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP and which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.6.         Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried. The Administrative Agent shall be named as lender loss payee pursuant to a standard mortgagee provision acceptable to the Administrative Agent and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give or endeavor to give the Administrative Agent thirty (30) days prior written notices before any such policy or policies shall be cancelled. The Borrower shall notify the Administrative Agent in writing, promptly after any Authorized Officer’s awareness thereof, if (i) any such policy or policies shall be materially altered in a manner adverse to the Administrative Agent and/or the Lenders or (ii) the amount of coverage thereunder shall be reduced.

6.7.         Compliance with Laws and Material Contractual Obligations. Subject to applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court, the Borrower will, and will cause each Subsidiary to, (i) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws and applicable Sanctions and (ii) perform in all material respects its obligations under material agreements to which it is a party.

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6.8.         Maintenance of Properties. Subject to applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court, the Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9.         Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, at the Borrower’s expense, with reasonable advance notice during normal business hours, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably designate.

6.10.       Payment of Obligations. Subject to applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court, the Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b)the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.11.       Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)          The Loans.

(b)          Indebtedness existing on the date hereof and described in Schedule 6.11 and any renewal or extension of such Indebtedness that does not increase the principal amount thereof.

(c)          Indebtedness secured by purchase money liens permitted under Section 6.16(h) in an outstanding principal amount not to exceed $500,000 at any time.

6.12.       Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) a Subsidiary may merge, consolidate, liquidate or dissolve into the Borrower or a Guarantor (with the Borrower or a Guarantor being the survivor thereof, and with the Borrower being the survivor of any merger with any Guarantor or Subsidiary) and (ii) a non-Guarantor Subsidiary may merge, consolidate, liquidate or dissolve into another non-Guarantor Subsidiary.

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6.13.       Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a)          The sale of the business and assets of the Borrower and its Subsidiaries as contemplated by the Sale Motion.

(b)          Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business, provided that aggregate disposition consideration for all such equipment (but not inventory) shall not exceed $500,000 during the term of this Agreement.

(c)          The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment.

(d)          Sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section 6.13(c) does not exceed $500,000 in aggregate disposition consideration during the term of this Agreement.

6.14.       Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

(a)          Cash Equivalent Investments.

(b)          Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.14.

(c)          Travel advances to management personnel and employees in the ordinary course of business.

6.15.       Acquisitions. The Borrower will not, nor will it permit any Subsidiary, to make any Acquisition.

6.16.       Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)          Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)          Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

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(c)          Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d)          Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to Properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e)          Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

(f)           Liens existing on the date hereof and described in Schedule 6.16.

(g)          Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(h)          Other Liens constituting purchase money liens securing Indebtedness permitted under Section 6.11(c), provided that the aggregate principal amount of Indebtedness secured by such Liens described in this clause (h) at any time does not exceed $500,000 at any time outstanding.

6.17.       Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.18.       Sale and Leaseback Transactions. Other than the Mexico Transaction, the Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any Sale and Leaseback Transactions.

6.19.       Financial Contracts. The Borrower will not, nor will it permit any Subsidiary to, enter into or remain liable upon any Financial Contract.

6.20.       Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment, except that any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary.

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6.21.       [Intentionally omitted.]

6.22.       Further Assurances.

(a)          As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after a Subsidiary is organized or acquired, or any Person becomes a Subsidiary pursuant to the definition thereof, or is designated by the Borrower or the Administrative Agent as a Subsidiary, the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Subsidiary and shall cause each such Subsidiary to deliver to the Administrative Agent a joinder to the Guaranty and the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Guaranty and Security Agreement joinder(s) to be accompanied by an updated Schedule 5.8 hereto designating such Subsidiary as such, appropriate resolutions, other documentation and legal opinions, in each case in form and substance reasonably satisfactory to the Administrative Agent and its counsel, and such other documentation as the Administrative Agent may reasonably request. Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments (including, without limitation, account control agreements, landlord waivers, bailee agreements, intellectual property security agreements and Mortgages), and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Article IV, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(b)          As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed by the Administrative Agent in its sole discretion) after the Borrower or any Domestic Subsidiary organizes a Foreign Subsidiary or acquires any equity interest in a Foreign Subsidiary, or any Person becomes a Foreign Subsidiary of the Borrower or any Domestic Subsidiary pursuant to the definition thereof, or is designated by the Borrower, any Domestic Subsidiary or the Administrative Agent as a Foreign Subsidiary, the Borrower or the applicable Domestic Subsidiary will execute and deliver to the Administrative Agent a pledge agreement in a form satisfactory to the Administrative Agent, together with such supporting documentation (including, without limitation, authorizing resolutions and opinions of counsel) as the Administrative Agent may request in order to create a perfected, first-priority security interest in the equity interests in such Foreign Subsidiary, provided that such pledges shall not exceed the Applicable Pledge Percentage of the equity interests of such Foreign Subsidiary.

6.23.       OFAC, PATRIOT Act Compliance. The Borrower shall, and shall cause each Subsidiary to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OF AC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the PATRIOT Act.

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6.24.       Bankruptcy Related Covenants.

(a)          On or prior to April 1, 2019, the Borrower shall have filed a motion to approve this Agreement and the revolving credit facility as provided herein. On or prior to April 4, 2019, the hearing on the Interim Borrowing Order shall be held by the Bankruptcy Court.

(b)          The Borrower may not, without the prior written consent of the Administrative Agent and the Required Lenders, assume, assume and assign, or reject executory contracts or unexpired leases except as provided in the Sale Motion.

(c)          On or prior to April 1, 2019, the Borrower shall have filed the Sale Motion in the Chapter 11 Cases. Incidental to the filing of such Sale Motion:

(i)          On or prior to May 5, 2019, the Borrower shall have obtained approval of the bid procedures from the Bankruptcy Court (satisfactory to the Borrower, the Administrative Agent and the Required Lenders) approving bid procedures for the sale of the Borrower’s assets and the assumption and assignment of the Borrower’s executory contracts and unexpired leases.

(ii)         After June 5, 2019 and on or prior to June 10, 2019, an auction among qualified bidders shall be conducted with the highest and best bid or combination of bids being selected by the Borrower, in consultation with the Administrative Agent.

(iii)        On or prior to June 12, 2019, the Bankruptcy Court shall have conducted a sale hearing with respect to such sale and the Borrower shall have obtained an order of the Bankruptcy Court approving the Sale Motion. The Borrower shall consummate the sale of the assets described therein on or prior to August 16, 2019. Unless the Administrative Agent and the Required Lenders otherwise agree, the sale shall be for cash or other proceeds sufficient to pay in full of the Obligations and the outstanding Pre-Petition Liabilities and the proceeds shall be so utilized without further order of the Bankruptcy Court.

(iv)        The Borrower shall have retained as of the Petition Date, and continue to retain during the Chapter 11 Cases, (i) the Interim Chief Strategy Officer and (ii) the Investment Banker, in each case on terms and conditions acceptable to the Borrower, the Administrative Agent and the Required Lenders in their sole and absolute discretion; provided that each of the Administrative Agent and the Required Lenders acknowledges that the arrangements in place with the Interim Chief Strategy Officer and the Investment Banker Advisor as of the date of this Agreement are satisfactory to the Administrative Agent and the Required Lenders.

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6.25.       Budgeted Expenses.

(a)          The Borrower and its Subsidiaries shall not pay any expenses other than those set forth in the budget approved by the Administrative Agent and the Required Lenders prior to the Effective Date (together with any subsequent budget which the Administrative Agent and the Required Lenders may, in their sole discretion, approve, the “Approved Budget”) to be attached to the DIP Orders. The Borrowers and their Subsidiaries shall, in each case on a cumulative basis from and after the Petition Date, (a) achieve cash receipts of at least 80% of those projected in the Approved Budget, and (b) not permit (i) actual aggregate expenses incurred and disbursements made to exceed 115% of those projected in the Approved Budget, (ii) “Net Cash Flow” (as defined in the Approved Budget) for any week in each cumulative period covered by the Approved Budget to be more than $1,100,000 less than the projected cumulative Net Cash Flow as set forth in the Approved Budget for each such period or (iii) actual expenses incurred and disbursements made for professional fees of Case Professionals to exceed those projected in the Approved Budget by more than 20% for any individual line item or $300,000 in the aggregate for all Case Professionals. Compliance with this Section 6.25 shall be tested as of the close of business on Wednesday of each week starting as of the week ending April 26, 2019 on a cumulative basis from and after the Petition Date. Compliance with the foregoing shall be reflected in the Variance Report delivered pursuant to Section 6.1(i).

(b)          The Borrower will not consent to or permit to exist any of the following:

(i)          Any order which authorizes the rejection or assumption of any executory contracts or unexpired leases of the Borrower without the prior written consent of the Administrative Agent and the Required Lenders except as contemplated in the Sale Motion;

(ii)         Any modification, stay, vacation or amendment to the DIP Orders to which the Administrative Agent and the Required Lenders has not consented in writing;

(iii)        A priority claim or administrative expense or unsecured claim against the Borrower (now existing or hereafter arising or any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in sections 105, 326, 328, 330, 331, 364(c), 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 or 1114 of the Bankruptcy Code) equal or superior to the priority claim of the Administrative Agent in respect of the Obligations or to any priority claim with respect to the Pre-Petition Liabilities, except in each case with respect to the Professional Fee Carve Out;

(iv)        Any Lien on any Collateral having a priority equal or superior to the Lien securing the Obligations, other than with respect to the Professional Fee Carve Out and Liens securing the Pre-Petition Liabilities;

(v)         Any order which authorizes the return of any of the Borrowers’ property pursuant to section 546(h) of the Bankruptcy Code;

(vi)        Any order which authorizes the payment of any Indebtedness (other than the Pre-Petition Liabilities, Indebtedness reflected in the Approved Budget, and other Indebtedness approved by the Administrative Agent and the Required Lenders, in each case incurred prior to the Petition Date or the grant of “adequate protection” (whether payment in cash or transfer of property) with respect to any such Indebtedness which is secured by a Lien other than as set forth in the DIP Orders); or

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(c)          Any order seeking authority to take any action that is prohibited by the terms of this Agreement or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement or any of the other Loan Documents.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

7.1.         Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement (including the exhibits attached hereto), any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date made or confirmed.

7.2.         Nonpayment of principal or interest upon any Loan, any Commitment Fee, or any other obligation under any of the Loan Documents within two (2) Business Days after the same becomes due (provided, such two (2) Business Day grace period shall not apply to payments due on the Facility Termination Date).

7.3.         The breach by the Borrower of any of the terms or provisions of Section 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(i), 6.1(j), 6.2, 6.3, 6.4, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, 6.24 or 6.25.

7.4.         The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the earlier of (i) an officer of the Borrower becoming aware of any such breach and (ii) the Administrative Agent notifying the Borrower of any such breach.

7.5.         Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.6.         [Intentionally omitted.]

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7.7.         (a) With respect to a Plan, the Borrower or an ERISA Affiliate is subject to a lien in excess of $2,500,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (b) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

7.8.         Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.

7.9.         The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.10.       Any Loan Document (or any material provision thereof) shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Loan Document (or any material provision thereof), or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party and which failure continues beyond any period of grace therein provided, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

7.11.       Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or the terms hereof, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document to which it is a party and which failure continues beyond any period of grace therein provided.

7.12.       The occurrence of a termination of, or a material default which continues beyond any period of grace as provided under, any material customer or supply agreement.

7.13.       The entry of an order in any of the Chapter 11 Cases which stays, modifies or reverses any DIP Order or which otherwise materially adversely affects the effectiveness of any DIP Order without the express written consent of the Administrative Agent and the Required Lenders, or the filing of any pleading by the Borrower or any Affiliate thereof seeking the entry of such an order.

7.14.       Either (i) the appointment in any of the Chapter 11 Cases of a trustee or of any examiner having expanded powers to operate all or any part of the business of the Borrower or its Domestic Subsidiaries, or (ii) the conversion of any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code.

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7.15.       The failure of the Bankruptcy Court to enter a Final Borrowing Order on or prior to May 8, 2019.

7.16.       The entry of any order without the prior written consent of the Administrative Agent and the Required Lenders which provides relief from the automatic stay otherwise imposed pursuant to section 362 of the Bankruptcy Code which permits any creditor to realize upon, or to exercise any right or remedy with respect to, any asset of the Borrower or to terminate any license, franchise, or similar agreement, where the exercise of such right or remedy or such realization or termination would reasonably be likely to have a Material Adverse Effect.

7.17.       The filing of any application by the Borrower without the express prior written consent of the Administrative Agent and the Required Lenders for the approval of any super-priority claim in any of the Chapter 11 Cases which is pari passu with or senior to the priority of the claims of the Administrative Agent and the Lenders for the Obligations or the Pre-Petition Liabilities, or there shall arise any such super-priority claim under the Bankruptcy Code, except in each instance the Professional Fee Carve Out.

7.18.       The payment or other discharge by the Borrower of any Indebtedness or any other “claim” (as defined in the Bankruptcy Code) incurred prior to the Petition Date, except the Pre-Petition Liabilities or otherwise as expressly permitted hereunder or the payment of which the Administrative Agent and the Required Lenders have provided their written consent.

7.19.       The entry of any order in any of the Chapter 11 Cases which provides adequate protection (other than on account of Liens securing the Pre-Petition Liabilities), or the granting by the Borrower of similar relief in favor of any one or more of their pre-petition creditors, contrary to the terms and conditions of any DIP Order.

7.20.       The failure of the Borrower (i) to comply with each and all of the terms and conditions of any DIP Order, or (ii) to materially comply with any other order entered in any of the Chapter 11 Cases if such failure would result in a Material Adverse Effect.

7.21.       The filing of any motion by the Borrower or the entry of any order in any of the Chapter 11 Cases: (i) (A) permitting working capital or other financing (other than ordinary course trade credit or unsecured debt) for the Borrower from any Person other than the Lenders (unless the proceeds of such financing are used to pay in full of all Pre-Petition Liabilities and all Obligations), (B) granting a Lien on, or security interest in any of the Collateral, other than with respect to this Agreement or as otherwise permitted herein (unless such Liens are granted in connection with a financing, the proceeds of which are applied to the payment in full of all Pre-Petition Liabilities and all Obligations), (C) except as permitted by this Agreement, permitting the use of any of the Collateral pursuant to section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent and the Required Lenders, (D) permitting recovery from any portion of the Collateral any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code, or (E) dismissing any of the Chapter 11 Cases or (ii) the filing of any motion by the Borrower or any Loan Party (or by any party in interest or any Creditors’ Committee appointed in any of the Chapter 11 Cases) seeking any of the matters specified in the foregoing clause (i) that is not dismissed or denied within thirty (30) days of the date of the filing of such motion (or such later date agreed to in writing by the Administrative Agent).

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7.22.       The filing of a motion by the Borrower seeking approval of a disclosure statement and a Plan of Reorganization, or the entry of an order confirming a Plan of Reorganization, that does not require repayment in full in cash of all Pre-Petition Liabilities and all Obligations on the effective date of such Plan of Reorganization or confirmation of such Plan of Reorganization is denied by the Bankruptcy Court.

7.23.       (a) The filing of any pleading by the Borrower or any Affiliate thereof challenging the validity, priority, perfection, or enforceability of the Loan Documents (as defined in the Pre-Petition Credit Agreement), the Pre-Petition Liabilities, or any Lien granted pursuant to the Pre-Petition Loan Documents, or (b) any Lien granted pursuant to the Pre-Petition Loan Documents is determined to be null and void, invalid or unenforceable by the Bankruptcy Court or another court of competent jurisdiction in any action commenced or asserted by any other party in interest in any of the Chapter 11 Cases, including, without limitation, the Creditors’ Committee.

ARTICLE VIII

ACCELERATION. WAIVERS. AMENDMENTS AND REMEDIES

8.1.         Acceleration: Remedies. If any Event of Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall, terminate or suspend the obligations of the Lenders to make Loans hereunder or declare the Obligations under this Agreement and the other Loan Documents to be due and payable, or both, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(a)          If, within thirty (30) days after acceleration of the maturity of the Obligations under this Agreement and the other Loan Documents or termination of the obligations of the Lenders to make Loans hereunder as a result of any Event of Default and before any judgment or decree for the payment of the Obligations due under this Agreement and the other Loan Documents shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

(b)          Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law to the extent provided in the DIP Orders.

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8.2.         Application of Funds. After the exercise of remedies provided for in Section 8.1, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)          First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

(b)          second, to payment of fees, indemnities and other amounts (other than principal, interest and commitment fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders as required by Section 9.6 and amounts payable under Article III);

(c)          third, to payment of accrued and unpaid commitment fees and interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this Section 8.2(c) payable to them;

(d)          fourth, to payment of all Obligations ratably among the Lenders;

(e)          last, the balance, if any, to the Borrower or as otherwise required by law;

provided, however, that, notwithstanding anything to the contrary set forth above, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.2.

8.3.         Waivers and Amendments. Subject to the provisions of this Section 8.3, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to this Agreement, the Guaranty or the Security Agreement or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default or Event of Default hereunder; provided, however, that no such supplemental agreement shall:

(a)          without the consent of each Lender directly affected thereby, extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon or increase the amount of the Commitment of such Lender hereunder.

(b)          without the consent of all of the Lenders, reduce the percentage specified in the definition of Required Lenders.

(c)          without the consent of all of the Lenders, amend this Section 8.3.

(d)          without the consent of all of the Lenders, release all or substantially all of the Guarantors of the Obligations or, except as otherwise provided in Section 10.16, release all or substantially all of the Collateral.

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No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. The Administrative Agent may waive payment of the fee required under Section 12.3(c) without obtaining the consent of any other party to this Agreement. Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency of a technical or immaterial nature, as determined in good faith by the Administrative Agent.

8.4.         Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1.         Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2.         Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.         Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.         Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof other than those contained in the Fee Letter which shall survive and remain in full force and effect during the term of this Agreement.

9.5.         Several Obligations: Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or Administrative Agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

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9.6.         Expenses: Indemnification.

(a)          The Borrower shall reimburse the Administrative Agent and each Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Administrative Agent or each Lender, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent and/or the allocated costs of in-house counsel incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, syndication, distribution (including, without limitation, via DebtX and any other internet service selected by the Administrative Agent), review, amendment, modification, and administration of the Loan Documents and the preparation for, monitoring of, and participation in the Chapter 11 Cases, including the protection or enforcement of any rights or remedies of the Administrative Agent or any Lender in the Chapter 11 Cases. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Administrative Agent and the Lenders and/or the reasonable allocated costs of in-house counsel incurred from time to time, paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrower under this Section 9.6(a) include, without limitation, the cost and expense of obtaining an appraisal of each parcel of real property or interest in real property described in the relevant Collateral Documents, which appraisal shall be in conformity with the applicable requirements of any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, including, without limitation, the provisions of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, reformed or otherwise modified from time to time, and any rules promulgated to implement such provisions and costs and expenses incurred in connection with the Reports described in the following sentence. The Borrower acknowledges that from time to time BDCF may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Borrower’s assets for internal use by BDCF from information furnished to it by or on behalf of the Borrower, after BDCF has exercised its rights of inspection pursuant to this Agreement.

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(b)          The Borrower hereby further agrees to indemnify and hold harmless the Administrative Agent, each Lender, their respective affiliates, and each of their directors, officers and employees, Administrative Agents and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements and settlement costs (including, without limitation, all expenses of litigation or preparation therefor) whether or not the Administrative Agent, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Borrower or any of its Subsidiaries, any environmental liability related in any way to Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non- appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

(c)          Notwithstanding the foregoing, the Administrative Agent and the Lenders shall not be entitled to payment of the expenses and other items set forth in subsections (a) and (b) immediately above to the extent that such expenses and other items are otherwise paid to the Administrative Agent, the Lenders, or their Affiliates in the form of an expense reimbursement pursuant to the order entered by the Bankruptcy Court approving the bidding procedures in the Sale Motion.

9.7.         Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8.         Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all of its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements; provided, however that, notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Administrative Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

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9.9.         Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.       Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.       Confidentiality. The Administrative Agent and each Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates and to the Administrative Agent and any other Lender and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Administrative Agent or such Lender provided such parties have been notified of the confidential nature of such information, (iii) as provided in Section 12.3(e), (iv) to regulatory officials, (v) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties provided such parties have been notified of the confidential nature of such information, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section 9.11 or (2) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Administrative Agent and each Lender with respect to any confidential information previously or hereafter received by the Administrative Agent or such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Administrative Agent or any Lender with respect to such confidential information. Notwithstanding the foregoing, Administrative Agent or Lenders may provide to any of its lenders previously disclosed to Borrower, copies of all financial statements and other reports and all other notices of default, other notices, amendments, modifications, waivers, supplements and agreements delivered under or pursuant to any Loan Document relating to Borrower or any of its affiliates; provided, however, that prior to providing such documents and information Administrative Agent and Lender shall cause and such lender to execute and deliver to and in favor of Borrower and the Guarantors a written consent to which such lender shall be bound to the confidentiality and other provisions set forth in this Section 9.11.

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9.12.       Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13.       Disclosure. The Borrower and each Lender hereby acknowledge and agree that BDCF and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14.       USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the PATRIOT Act:

Each Lender that is subject to the requirements of the PATRIOT Act hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the PATRIOT Act.

9.15.       Relationship with DIP Orders. In the event of any inconsistency between the terms of the DIP Orders and the Loan Documents, the terms of the DIP Orders shall control and the representations, warranties, covenants, agreements or events of default made herein and in the other Loan Documents shall be subject to the terms of the DIP Orders.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1.       Appointment: Nature of Relationship. BDCF is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, and (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code, and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

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10.2.       Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.       General Immunity. Neither the Administrative Agent nor any of its directors, officers, Administrative Agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.       No Responsibility for Loans. Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, Administrative Agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Event of Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries.

10.5.       Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

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10.6.       Employment of Administrative Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, Administrative Agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized Administrative Agents, for the default or misconduct of any such Administrative Agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7.       Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.8.       Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Pro Rata Shares (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.2(d) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

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10.9.       Notice of Event of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders; provided that, except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.

10.10.     Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not die Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

10.11.     Lender Credit Decision. Legal Representation.

(a)          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents. Except for any notice, report, document or other information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility (either initially or on a continuing basis) to provide any Lender with any notice, report, document, credit information or other information concerning the affairs, financial condition or business of the Borrower or any of its Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

(b)          Each Lender further acknowledges that it has had the opportunity to be represented by legal counsel in connection with its execution of this Agreement and the other Loan Documents, that it has made its own evaluation of all applicable laws and regulations relating to the transactions contemplated hereby, and that the counsel to the Administrative Agent represents only the Administrative Agent and not the Lenders in connection with this Agreement and the transactions contemplated hereby.

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10.12.     Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Required Lenders may remove the Administrative Agent at any time by giving written notice to the Administrative Agent, the Lenders and the Borrower, such resignation or removal to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, thirty (30) days after the notice of resignation or removal, as applicable. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within fifteen (15) days after the notice of resignation or removal, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.13.     Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent the fees agreed to by the Borrower and the Administrative Agent pursuant to any certain letter agreement between the Administrative Agent and the Borrower (the “Fee Letter”), or as otherwise agreed from time to time.

10.14.     Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, Administrative Agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15.     Execution of Collateral Documents. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

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10.16.     Collateral Releases. The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.3, all of the Lenders) in writing.

10.17.     Documentation Administrative Agent. Neither any of the Lenders identified in this Agreement as a “co-Administrative Agent” nor the Documentation Administrative Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 10.11.

10.18.     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, Administrative Agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.       Setoff. The Borrower hereby grants each Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with such Lender or any Affiliate of such Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Event of Default occurs, Borrower authorizes each Lender to offset and apply all such Deposits toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Lender or the Lenders.

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11.2.       Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1 or 3.2) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral or other protection ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT: ASSIGNMENTS; PARTICIPATIONS

12.1.       Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

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12.2.       Participations.

(a)          Permitted Participants; Effect. Any Lender may at any time sell to one or more entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)          Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each such Lender may agree in its participation agreement with its Participant that such Lender will not vote to approve any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.3 or of any other Loan Document.

(c)          Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 9.6 and 9.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Non-U.S. Lender if it were a Lender, such Participant agrees to comply with the provisions of Section 3.2 to the same extent as if it were a Lender (it being understood that the documentation required under Section 3.2(f) shall be delivered to the participating Lender). Each Lender that sells a participation shall, acting solely for this purpose as an Administrative Agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’ s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Outstanding Credit Exposure, any Note, any Commitment or any other obligations under the Loan Documents is in registered form under Section 5f. 103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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12.3.       Assignments.

(a)          Permitted Assignments. Any Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form reasonably acceptable to the Administrative Agent as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

(b)          Consents. The consent of the Administrative Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 12.3(b) shall not be unreasonably withheld or delayed.

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(c)          Effect: Assignment Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Sections 12.3(a) and 12.3(b), and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(c), the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

(d)          Register. The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and each Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)          Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

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ARTICLE XIII

NOTICES

13.1.       Notices; Effectiveness: Electronic Communication.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)           if to the Borrower, to it at:

Orchids Paper Products Company

201 Summit View Dr., Suite 110

Brentwood, Tennessee 37027

Attention: Jeffrey Schoen

Email: jsschoen@orchidspaper.com

Facsimile: 918-824-4660;

with a copy to (which shall not constitute notice):

Polsinelli LLP

150 N. Riverside Plaza

Suite 3000

Chicago, Illinois 60606

Attention: Jerry L. Switzer, Jr.

Email: jswitzer@polsinelli.com

(ii)          if to the Administrative Agent, to it at:

Black Diamond Commercial Finance, L.L.C.

One Hundred Field Drive

Lake Forest, Illinois 60045-2596

Attention: Hugo H. Gravenhorst

Email: hgravenhorst@bdcf.com;

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, Illinois 60601

Attention: Timothy J. Dable

Email: tdable@winston.com

(iii)         if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

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(b)          Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Administrative Agent or as otherwise determined by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          Change of Address. Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 13.1.

ARTICLE XIV

COUNTERPARTS; INTEGRATION: EFFECTIVENESS: ELECTRONIC EXECUTION

14.1.       Counterparts: Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent, and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

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14.2.       Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW: CONSENT TO JURISDICTION: WAIVER OF JURY TRIAL

15.1.       CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE BANKRUPTCY CODE AND THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2.       CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK.

15.3.       WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

15.4.       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)           a reduction in full or in paid or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)         the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

ORCHIDS PAPER PRODUCTS COMPANY, a Delaware corporation

By:

Signature Page to

Senior Secured Superpriority Debtor-in-Possession Credit Agreement

BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., as Administrative Agent

By:

Signature Page to

Senior Secured Superpriority Debtor-in-Possession Credit Agreement

ORCHIDS INVESTMENT LLC, as a Lender

By:

Name:

Title:

Signature Page to

Senior Secured Superpriority Debtor-in-Possession Credit Agreement